Filed pursuant to Rule 433

Registration Statement No. 333-215178

Issuer Free Writing Prospectus dated January 24, 2017

Relating to Preliminary Prospectus Supplements dated January 24, 2017

(To Prospectus dated January 3, 2017)

For Release: 4 p.m. Eastern, January 24, 2017

Horizon Global Announces Proposed Offerings of Common Stock and Convertible Senior Notes

TROY, Mich. — Jan. 24, 2017 — Horizon Global Corporation (NYSE: HZN) (“Horizon Global” or the “Company”) today announced that it intends to offer and sell, subject to market and other conditions, 3,500,000 shares of common stock (the “Common Stock”) (or up to an aggregate of 4,025,000 shares of Common Stock if the underwriters of such offering exercise their option to purchase additional shares of Common Stock in full) (the “Common Stock Offering”) and $100.0 million aggregate principal amount of its Convertible Senior Notes due 2022 (the “Notes”) (or up to an aggregate of $115.0 million aggregate principal amount if the underwriters of such offering exercise their over-allotment option in full) (the “Notes Offering”) in separate registered public offerings.

The Notes are expected to mature on July 1, 2022, unless earlier converted or repurchased. The Notes will be convertible at the option of holders in certain circumstances and during certain periods into cash, Common Stock or a combination thereof, at the Company’s election. The interest rate, conversion rate and other terms of the Notes will be determined at the time of pricing of the Notes Offering.

Horizon Global intends to use all of the net proceeds from the Common Stock Offering, along with a portion of the net proceeds from the Notes Offering, to repay approximately $147.5 million of its term loan. Horizon Global intends to use the remainder of the net proceeds from the Notes Offering to pay the cost of the convertible note hedge transactions described and for general corporate purposes.

The completion of the Common Stock Offering and the completion of the Notes Offering are not contingent upon one another.

In connection with the pricing of the Notes, Horizon Global expects to enter into convertible note hedge transactions with one or more of the underwriters of the Notes Offering or their respective affiliates (the “option counterparties”). Horizon Global also expects to enter into warrant transactions with the option counterparties. The convertible note hedge transactions are expected generally to reduce potential dilution to the Common Stock upon conversion of the Notes and/or offset any cash payments Horizon Global is required to make in excess of the principal amount of converted Notes, as the case may be, in the event that the market price per share of the Common Stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the Notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the Notes. However, the warrant transactions could independently have a dilutive effect to the extent that the market value per share of Common Stock exceeds the strike price of the warrants. If the underwriters of the Notes Offering exercise their over-allotment option with respect to the Notes, Horizon Global expects to enter into additional convertible note hedge transactions and additional warrant transactions with the option counterparties.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to the Common Stock concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of the Common Stock or the Notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Common Stock and/or purchasing or selling the Common Stock or other securities of Horizon Global in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so during any observation period related to a conversion of Notes). This activity could also cause or avoid an increase or a decrease in the market price of the Common Stock or the Notes, which could affect holders’ ability to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of Notes, it could affect the number of shares and value of the consideration that a holder will receive upon conversion of the Notes.

Wells Fargo Securities and J.P. Morgan will act as joint book-runners and as representatives of the underwriters for the Common Stock Offering. BofA Merrill Lynch and BMO Capital Markets will also act as joint book-runners for the Common Stock Offering.

J.P. Morgan and Wells Fargo Securities will act as joint book-runners and as representatives of the underwriters for the Notes Offering. BofA Merrill Lynch and BMO Capital Markets will also act as joint book-runners for the Notes Offering.

Horizon Global has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectuses in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from Wells Fargo Securities, LLC, 375 Park Avenue, 4th Floor, New York, NY 10152, Attention: Equity Syndicate Department, by telephone at 1-800-326-5897 or by email at cmclientsupport@wellsfargo.com or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 by calling 1-866-803-9204 or by email at prospectus-eq_fi@jpmchase.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Common Stock, the Notes or any other securities, nor will there be any sale of the Common Stock, the Notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted. A registration statement relating to these securities has been filed with the SEC and is effective.

About Horizon Global

Headquartered in Troy, Michigan, Horizon Global Corporation (NYSE: HZN) is a leading designer, manufacturer and distributor of high-quality, custom-engineered towing, trailering, cargo management and related accessory products for original equipment, aftermarket and retail channel customers on a global basis. Our mission is to utilize forward-thinking technology to develop and deliver best-in-class products for our customers, engage with our employees and realize value creation for our shareholders.

Cautionary Note Regarding Forward-Looking Statements

This news release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the Company’s leverage; liabilities imposed by the Company’s debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation; government and regulatory actions; the Company’s accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company’s business and industry; the spin-off from TriMas Corporation; risks inherent in the achievement of cost synergies and timing thereof in connection with the Westfalia acquisition, including whether the acquisition will be accretive; the Company’s ability to promptly and effectively integrate Westfalia; the performance and costs of integration of Westfalia; and other risks that are discussed in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The risks described herein are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. We caution readers not to place undue reliance on such statements, which speak only as of the date hereof. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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For More Information:

Maria Duey, +1 248-593-8810

Vice President, Investor Relations and Communications

Horizon Global Corporation

mduey@horizonglobal.com